Exhibit 10.11

Contract No.: FTCG2020367
Place of Signing: Fangzi District, Weifang City

Procurement Contract of Supporting Products

Name of demander: LOVOL ABOS Weifang Agricultural Equipment Branch of LOVOL Heavy Industry Co., Ltd

Supplier Code: B00561

Name of supplier: Shandong Hongli Special Section Tube Co., Ltd.

Signed on: January 1, 2020

Part one: the information of the supplier and the demander

Demander
name	LOVOL Heavy Industry Co., LtdWeifang Agricultural Equipment Branch	Legal representative /Person in charge	Jinliang Li
Address	192 Beihai South Road, Fangzi District, Weifang City	agent
Bank of deposit		Telephone
Account number		Fax
duty paragraph		E-mail
Postcode	261206	Service telephone	4006589888
Place of delivery	Place designated by the demander
Supplier
name	Shandong Hongli Special Section Tube Co., Ltd	Legal representative	Yuanqing Liu
Address	Changle Economic Development Zone. Weifang City	agent	Peng Han
Bank of deposit		Telephone	0536-6283818
Account number		Fax
duty paragraph		E-mai1
Postcode	262400	Service telephone	6283818

Part two: explanation and explanation of contract terms

1.	This contract is made in duplicate, one for the demander and one for the supplier. It will come into force on January 1, 2020 after being signed or sealed by both parties. It will be long-term effective. The demander can adjust and modify the terms of this contract according to the actual business operation, and sign the latest contract or annex with the supplier. After signing the new contract, this contract will be automatically terminated. Matters not mentioned above shall be settled by both parties through negotiation. In case of any inconsistency between other parts (raw materials) procurement contract, quality assurance agreement and supporting product service agreement signed by both parties before the signing of this contract and this contract shall prevail.

2.	The notice and service methods of both parties shall be in accordance with the information provided in the first part of this contract. If the letter is in writing, it shall be deemed to have been delivered within 5 days after the letter is sent; If e-mail, fax, SMS, etc. are adopted, they shall be deemed as delivered when they are sent out. Both parties confirm that the above address shall be used as the service address of purchase order, business termination letter, quality claim notice, core recovery notice, debt collection and litigation (intermediary) documents (including but not limited to summons, indictment, court notice, judgment, ruling, ruling, mediation letter, deadline performance notice and other legal documents) involved in the contract, And if litigation or arbitration is involved, the recognized address is the service address of the court or arbitration institution to serve the above litigation (Arbitration) and other legal documents. If the relevant document delivered at such address is not signed or refused to be signed, the date on which the document is returned shall be deemed as the date of service. If either party changes the above address confirmed by both parties, it shall notify the other party in writing within 3 days after the change. Otherwise, the relevant documents shall be deemed as delivered when they are delivered to the above address, and the legal consequences arising therefrom shall be borne by the party to be served.

3.	All disputes between the supplier and the demander (including but not limited to those arising from the purchase of spare parts and the processing contract entrusted by the supplier) shall be settled by both parties through negotiation. If the negotiation fails, it shall be under the jurisdiction of the people’s court with jurisdiction in the place where the contract is signed.

4.	Appendix to the contract

Annex 1. Detailed List of Parts (Raw Materials) Procurement (the demander has the right to adjust the price and execution period in the detailed list according to the changes of raw materials in the market)

Annex 2. Business Policy of LOVOL Weifang Agricultural Equipment Branch of LOVOL Heavy Industry Co., Ltd

Annex 3. Confirmation Form of Quality Deposit

Annex 4. Implementation Rules for Quality Compensation of Cooperation and Matching

Annex 5. Detailed Rules for the Implementation of Quality Compensation for Market Cooperation Supporting Parts

Annex 6. Explanation of Relevant Terms

Annex 7. The Standard of Claim Settlement within the Three Guarantees Period (Only Applies to Tires)

Annex 8. Breakdown of Predicted Failure Rate of Spare Parts

Annex 9. Freight for Export Machine Parts

Annex 10. Failure Rate of Supporting Products

Annex 11. Classification Table of Maintenance Fault of Engine Products

Annex 12. Agreement on Safety and Environmental Protection of Machinery Suppliers

Annex 13. Agreement on Safety and Environmental Protection of Hazardous Chemicals Suppliers

Annex 14. Agreement on Integrity and Self-discipline Commitment of LOVOL Heavy Industry Economic Partners

Part three: contract terms

I. Purchase terms of spare parts (raw materials).

1. Please refer to the Detailed List of Parts (Raw Materials) Procurement signed by both parties for the specification, model, name, measurement position and unit price of the supplied products.

2. Quality requirements, technical requirements, conditions and period for the supplier to be responsible for quality:

It shall be implemented in accordance with the quality assurance clause II, service clause III and technical agreement on procurement / development signed by both parties.

3. Delivery place and method: (1) delivery in the factory of the demander; (2). Method: the supplier delivers the goods to the demander.

4. Transportation and cost: the transportation cost shall be borne by the supplier, and the risk of damage and loss of the goods in transit shall be borne by the supplier.

5. Settlement method, term and requirements:

5.1 Settlement method: the demander shall make settlement by means of bill of exchange, check, joint transfer and payment in kind, which shall be implemented according to the demander’s financial policy of the current year, and the supplier shall handle settlement matters according to the demander’s requirements.

5.2 Settlement period: the demander shall go online settlement and pays beyond the quality deposit. Before the products provided by the supplier to the demander go online, the supplier shall bear the storage fee, storage fee and other expenses incurred by the demander, and the above expenses shall be borne according to the demander’s business policy. The demander has the right to require the supplier to move the products not online away from the demander within a limited time, and the freight and transportation risks arising therefrom shall be borne by the supplier.

5.2.1 Before settlement, the supplier shall simulate invoice issuing in “LOVOL heavy industry supplier collaboration portal” (hereinafter referred to as “SCP system”), and deliver the invoice consistent with the simulation issuing and meeting the demander’s requirements to the demander. The demander will pay at the end of the next month after receiving the invoice, otherwise the demander has the right not to settle the payment to the supplier. The supplier agrees that the demander can delay the payment for three months. During the extension period, the supplier does not require the demander to pay and shall not claim liability for breach of contract. The settlement price is the price excluding tax, and the tax rate is adjusted according to the latest national policy.

5.2.2 If the supplier is sent a notice of disqualification by the demander, the business relationship will be terminated when the notice reaches the supplier. After the termination of the business relationship, the demander has the right to immediately stop the payment settlement with the supplier. Both parties agree that the relevant payment settlement shall be carried out in accordance with Article 6.3 of this contract.

5.2.3 Settlement requirements: if the supplier has any of the following behaviors, the demander has the right to adjust the payment cycle and the proportion of cash exchange and acceptance bill in the bill settlement method:

(1) Failure to complete the cost reduction plan according to the requirements of the demander.

(2) The supplier uses property or other means to bribe the relevant personnel of the demander and their relatives, shoddy or cut corners and other dishonest business practices (see the annex for details).

(3) The supplier fails to deal with all claims and deductions that should be borne by the supplier in time according to the requirements of the demander.

(4) The supplier’s products have serious quality problems.

(5) The demander thinks that the supplier has other improper business behaviors.

6. Quality deposit:

6.1 The annual quality guarantee of the supplier is the highest annual supply amount in the last three years (if the business is less than one year, it shall be calculated according to the annual expected supply __%. If the supplier and the demander sign the Confirmation Form of Quality Deposit (see the Annex 3), the specific amount shall be subject to the quality guarantee confirmation form signed by both parties, and the quality guarantee shall not be subject to interest. In the process of business development, the demander has the right to adjust the amount of quality deposit, and then sign a new “quality deposit confirmation” to confirm the amount of deposit after corresponding adjustment, and the supplier shall cooperate.

6.2 The demander may directly deduct from the quality deposit the quality claim, service fee, liquidated damages and claims stipulated in the appendix of this contract which shall be borne by the supplier. If the quality deposit is insufficient due to the deduction of the above amount, the supplier shall make up for it by cash or transfer within 15 days from the date of receiving the notice from the demander, and the demander can also directly deduct the corresponding amount from the subsequent supply money of the supplier to make up for it. The annual quality guarantee deposit will not be returned to the supplier, and will be automatically included in the next year (if the amount is lower than the amount of quality guarantee deposit in the next year, the supplier shall make up in time). Finally, two years after the supplier provides the demander with all invoices that meet the demander’s requirements and the supplier settles all quality claims and three guarantees service fees according to the demander’s requirements, the supplier and the demander shall make a discount of 10% of the remaining quality deposit and settle it at 90%.

6.3 The supplier shall go to the demander to clear the account (including but not limited to the unsettled payment, quality deposit settlement, etc.) within 15 days after the supplier provides the demander with all quality claims and three guarantees service fees that meet the demander’s requirements within two years and settles all quality claims and three guarantees service fees according to the demander’s requirements. All losses caused by the overdue check shall be borne by the supplier. Under the condition of meeting the above conditions, if the demander fails to clear the account to the supplier on time, the demander shall pay interest to the supplier according to 1 ‰ / year of the amount of account to be cleared (the amount of account to be cleared shall be subject to the remaining amount of account to be cleared after deducting all quality claims and three guarantees service fees, but excluding the amount overdue in the previous period but now paid), the interest payable every day = the amount of account to be cleared x (annual interest rate 1 ‰ / 365 days).

7. Termination of business:

7.1 Within the validity of the contract, if the supplier fails to meet the requirements specified in Article 2 of the contract, the demander has the right to terminate the contract. If the supplier is sent a notice of disqualification by the demander, the business relationship will be terminated when the notice reaches the supplier. After the supplier stops the supply, the supplier shall put forward to the demander in writing the problems existing in the work in progress and finished products within ten days after the supplier stops the supply, and both parties shall negotiate to solve them, otherwise all consequences shall be borne by the supplier.

7.2 If the supply is stopped due to the supplier’s own reasons, the supplier must inform the demander in writing one month in advance, and only with the written consent of the demander can the supply be stopped. Otherwise, the supplier shall be deemed to have unilaterally breached the contract, and the demander shall have the right to suspend payment for the goods. Meanwhile, the supplier shall also bear the corresponding liability for breach of contract, that is, the losses caused by the supplier’s suspension of supply to the demander, including but not limited to the demander’s production stop, During the period of production reduction, the wages of the workers in the production workshop (the wages are calculated according to the average wages of the on-the-job employees of the enterprises in Shandong Province in the previous year), the increased costs of the entrusted third party reproduction, and the loss of the production reduction (both parties agree to calculate the loss of the demander’s production reduction according to the following standards; According to the number of reduced equipment X profit of single equipment, the profit of single tractor: 10000 yuan / set, the profit of single harvester: 20000 yuan / set) and other actual losses, and bear the penalty of 30% of the loss amount, the demander has the right to deduct the corresponding expenses from the payment for goods payable.

7.3 In case of the supplier’s insolvency or bankruptcy, or litigation events involving insolvency or bankruptcy, the demander can immediately terminate the contract by sending a written notice.

8. Supply plan, schedule and supply management:

8.1 The monthly plan issued by the demander is the production preparation plan of the supplier, and the ten days plan and special plan are the production plan of the supplier; The specific product name, model, quantity and delivery time shall be subject to the purchase order issued by the competent department of the demander in SCP system; The supplier shall ensure the normal operation of SCP system in the supplier. In case of any failure, the supplier shall immediately notify the demander by telephone and in writing. Otherwise, the supplier shall be responsible for the failure to receive the plan on time and overdue supply (The specific standards shall be implemented according to the relevant provisions of the annex).

8.2 If the system stops operation or fails to issue the plan normally due to force majeure or system failure, the purchase plan signed and approved by the demander shall prevail, and the notification method includes on-site collection and the method specified in Article 2 of Part II, and the delivery of any of the above methods shall be deemed as delivery.

9. Acceptance standard and three guarantees term:

9.1 The product quality shall comply with the factory standard of the manufacturer, but the standard shall not be lower than the national standard or other non-standard. If there are multiple standards or the original standards are changed during the performance of the contract, the highest standard shall be implemented.

9.2 The three guarantees period of the supplier’s supporting parts shall not be less than the three guarantees period promised by the demander to the end user, which shall be calculated from the date when the demander delivers the complete machine to the end user and issues the invoice. The supplier’s three guarantees for parts shall not be less than the demander’s commitment to the end user. If the state or the industry and the manufacturer have higher standards for the three guarantees period and the Three Guarantees, the higher standards shall be implemented.

10. Packaging standards and packaging recycling:

10.1 The packaging standard shall be subject to no damage to the subject matter, but the supplier must ensure that the product quality will not be reduced in the process of storage and transportation.

10.2 The supplier shall be responsible for providing proper product packaging and transportation. If improper product packaging or transportation leads to “selection, rejection, rework” or partial product scrapping, the supplier shall bear all the expenses arising therefrom, and the supplier shall be liable for the order delay caused thereby (the specific standard shall be implemented according to the relevant provisions in the annex).

10.3 The supplier needs to provide certificate and appropriate label or identification. The contents on the label or identification include but are not limited to: purchased item number, material name, warning sign, production date, self-inspection report, packing list and material delivery list.

10.4 Packaging recycling: B. no recycling. (Choose from “A. the supplier shall dispose of the packaging by himself;” or “ B. no recycling”)

11. Tooling and mould

11.1 When new products are developed, if the demander bears the cost of tooling and mould, the demander can allocate the relevant cost to the product supply price. When the cost reaches the amount, the demander has the right to adjust the supply price.

11.2 After the cost of tooling and die is apportioned in the supply price, the demander shall have the ownership of tooling and die, and the supplier shall be responsible for the daily repair, maintenance and cost bearing of tooling and die. For the tooling and mould jointly developed and designed by the supplier or both the supplier and the demander, the demander shall own all intellectual property rights such as the copyright, trademark right and patent right of the tooling and mould design and upgrading, regardless of whether the tooling and mould expenses have been shared in the supply price. If the supplier applies for or permits the use of the third party without the written consent of the demander, it shall bear the corresponding liability for breach of contract, and the scope of liability is the same as Article 12.14 of this contract.

12. Other agreements:

12.1 The supplier shall deliver the goods in strict accordance with the delivery time specified in the order. For each overdue delivery day (subject to the warehousing time recorded by the demander), the supplier shall bear the production loss caused by the demander (the specific standard shall be implemented according to the relevant provisions in the annex), and bear the penalty of no less than 1000 yuan according to the actual situation. If the supplier fails to supply the goods for two consecutive months, the demander may unilaterally terminate this contract, and the demander shall not be responsible for the consequences after the termination of the contract.

12.2 For the parts which have been patented by the supplier, if the supplier fails to supply according to the supply plan issued by the demander for 2 times a month or 4 times a year, the supplier agrees that the demander can entrust other suppliers to produce and supply for the demander, and the demander’s entrusting other suppliers to produce and supply the parts to the demander and the demander’s use of the parts do not constitute infringement of the supplier’s patent.

12.3 The supplier promises that the products and services (including partial use) provided by the supplier will not cause legal and economic disputes due to the infringement of the patent, copyright, trademark and other intellectual property rights proposed by a third party. If the supplier’s products or services cause legal and economic disputes due to the infringement of the patent, copyright, trademark and other intellectual property rights of a third party, the supplier shall solve them by itself, in case of any loss caused to the demander, the supplier shall compensate the demander for all the losses and bear the corresponding liability. The scope of liability is the same as that in article 12.14 of this contract.

12.4 If the supplier needs to make advance payment to the supplier or the demander provides guarantee / repurchase / advance payment for the supplier’s loan / acceptance / confirmed warehouse business to the bank / guarantee company / leasing company, the supplier shall return the demander’s advance payment, loan or exposure on time in strict accordance with the agreement. Otherwise, it shall bear the corresponding liability for breach of contract, including but not limited to the liquidated damages calculated according to 0.06% of the total amount of arrears per day from the date of the supplier’s breach of contract or the demander’s undertaking of guarantee / advance / buy back liability, as well as legal costs, attorney’s fees, travel expenses and other related expenses.

12.5 If the supplier has one of the following behaviors, the supplier shall bear the penalty of 100000 yuan / time to 500000 yuan / time, compensate the demander for the loss according to 30% of the total value of the products produced or sold in breach of contract, and bear the liability for breach of contract according to Article 12.14. If the total value of the products produced or sold in breach of contract by the supplier is difficult to calculate, it shall be calculated according to 2 million yuan:

12.5.1 The supplier produces the same or similar products with the demander by itself or in cooperation with others;

12.5.2 Provide the products and parts marked with the demander’s logo (including but not limited to the demander’s trademark, the drawing number of the demander’s accessory products, the supplier number provided by the demander and other demander’s logos) to any third party;

12.5.3 Without the written consent of the demander, the demander shall produce, distribute or provide to any third party the products with all or part of the intellectual property rights owned by the demander or the products specially provided for the demander (including but not limited to the parts jointly developed by the demander and the demander, the parts developed by the supplier entrusted by the demander or the parts developed by the demander with technical support).

12.5.4 Sell to any third party any finished or semi-finished parts processed according to the drawings provided by the demander, or sell accessories to the market without the authorization of the demander.

12.5.5 The supplier goes to the demander’s market without permission to have direct contact with the demander’s dealers and users (the supplier must go to the demander for record to carry out quality problem analysis, after-sales service and other related activities in the market), adopts improper means to cover up the quality problems, and interferes with the normal market business order through the sales policies (including but not limited to rebate, promotion policies, etc.) that are not agreed by the demander.

12.6 Under the following circumstances, the supplier undertakes to perform according to the agreement, otherwise, the supplier shall bear the penalty of no less than 500000 yuan per time, compensate the demander for the loss according to 30% of the total value of the products produced or sold in breach of contract, and bear the liability for breach of contract according to Article 12.14. If the total value of the products produced or sold or purchased in breach of contract by the supplier is difficult to calculate, it shall be calculated according to 2 million yuan.

12.6.1 If the supplier is required to buy back the products supplied / invoiced by the supplier and not used by the demander, the demander’s demand changes, order changes, substandard quality and other reasons, the supplier shall buy back the products from the demander at the original price within 5 days from the date of the demander’s notice. For the parts specially supplied, the supplier shall not provide them to the third party in any form after buying them back.

12.6.2 The demander has the right to appoint the supplier to purchase the relevant parts from the demander in order to ensure the leading technology and improve the quality of the whole machine. If the demander requires the supplier to purchase, the supplier must purchase from the demander in strict accordance with the variety, quantity, price and time required by the demander. The supplier guarantees that the parts purchased from the demander are only used for the demander’s products, and the quantity, price and time of the products provided by the supplier. The quantity of spare parts designated by the supplier and the demander shall be consistent with the corresponding order quantity of the demander. The supplier is obliged to provide relevant purchase invoice regularly to support the demander’s verification.

12.6.3 If not specified by the demander, the supplier is forbidden to purchase the demander’s parts from all channels.

12.7 The termination of this contract will not affect the supplier’s liability for breach of contract, quality assurance, three guarantees service, etc.

12.8 For the products (including but not limited to new products, trial assembly parts, etc.) supplied by the supplier and not listed in the appendix of this contract, the rights, obligations and other matters of both parties shall be implemented in accordance with this contract and relevant appendix agreements.

12.9 If the products supplied by the supplier to the demander do not meet the requirements of the national or industrial system certification, or cause all the losses of the demander in the process of use (including the expenses paid by the demander in advance due to the quality problems of the parts reported by the user), the supplier shall bear all the losses, except that the damage consequences are not related to the parts through judicial procedures. In any case, the buyer’s use of the parts patented by the supplier does not constitute infringement of the supplier’s patent, and the supplier will not force the buyer to take responsibility.

12.10 In order to ensure the common interests of the supplier and the demander, the supplier has the obligation to protect all kinds of trade secrets of the demander, and shall not provide any third party with the price, drawings and other technical data of the accessories under the agreement, and shall not search, steal or use any improper means to obtain the price, drawings and other technical data of the demander. Otherwise, it will constitute a breach of confidentiality responsibility, and the supplier shall bear the responsibility for breach of contract, The scope of liability includes but is not limited to the compensation equal to the value of the confidential information (if the value cannot be calculated, it shall be calculated according to no less than 100000 yuan) and the litigation costs, lawyer’s fees, travel expenses and other related expenses paid by the demander to realize the creditor’s rights.

12.11 The supplier should participate in the market competition together with the demander, and ensure the market competitiveness through the demander’s large-scale market promotion activities, sponsorship and other strategies.

12.12 The supplier shall guarantee that the price of products provided to the demander shall not be higher than that of other supporting products in the same industry. If the price difference exceeds 20%, the demander will trace the price difference once verified. If the difference is especially serious, the supplier will be disqualified.

12.13 The demander may deduct the liquidated damages, marketing promotion expenses, sponsorship expenses, service expenses and various claims involved in the attachment mentioned in this contract from the supplier’s payment for goods. If the payment for goods is insufficient, the supplier shall pay in cash or by transfer within 15 days from the date of notice. Meanwhile, the supplier shall issue a receipt in time to confirm the above deduction, the demander shall issue invoice or receipt according to the type of deduction.

12.14 The supplier’s liability for breach of this contract includes but is not limited to all losses caused to the demander, 30% of the amount of loss as liquidated damages, fund occupation fees, lawyers’; fees, travel expenses, litigation costs and other related expenses paid by the demander to realize the creditor’s rights. The provisions of this article shall apply to the liability of the supplier for breach of contract in other cases.

12.15 The machinery supplier shall sign the annex “Agreement on Safety and Environmental Protection of Machinery Supplier” with the demander, and the hazardous chemical supplier shall sign the annex “Agreement on Safety and Environmental Protection of Hazardous Chemical Supplier” with the demander.

12.16 The supplier’s integrity and self-discipline shall be implemented in accordance with the relevant provisions of the annex “Agreement on Integrity and Self-discipline Commitment of LOVOL Heavy Industry Economic Partners” signed by the supplier and the demander.

II. Quality assurance clause

1. General

In order to maintain and promote the business cooperation and continuous development between the supplier and the demander, give full play to the resource advantages of both parties, and jointly improve the product quality on the basis of equality, voluntariness and mutual trust, the supplier confirms that it has understood and is familiar with the relevant provisions of the demander mentioned in this agreement, and the supplier acknowledges that the relevant provisions of the demander are binding on the supplier, through negotiation between both parties, we reach the following agreement on the products provided by the supplier to the demander.

2. Supplier’s supporting product

Subject to the provisions of Part III, I, purchase terms of spare parts (raw materials) of the contract. Parts not listed in the contract but actually supplied by the supplier shall be executed in accordance with this agreement before other contracts or agreements are signed by both parties.

3. Executive standard of product quality

The product quality shall be implemented in accordance with Article 4 “criteria for product acceptance”.

4. Criteria for product acceptance

4.1 Acceptance shall be conducted according to the product drawings provided or confirmed by the demander;

4.2 Acceptance shall be conducted according to the relevant technical agreement signed by both parties;

4.3 Acceptance shall be conducted according to the parts samples confirmed and sealed by both parties;

4.4 Relevant national or industrial standards;

If there are multiple standards or the original standards are changed during the performance of the contract, the highest standard shall be implemented.

5. Product and enterprise identification:

5.1 The supplier shall mark the unique traceable identification (including manufacturer code, drawing number and batch number) on the supporting products according to the relevant requirements of “product parts identification regulations” of the demander. The identification must be clear, firm and easy to identify.

The supplier’s manufacturer code specified by the demander is:

For the manufacturer code, the supplier’s identification method shall be recognized, and the identification is as follows:_B00561

5.2 The supplier must make standard identification marks on the parts and assemblies of its supporting products that are not easy to be damaged according to the requirements of the demander, and inform the demander of the interpretation of the marks in writing as an annex to this contract, so that the demander can recover the old parts.

5.3 The demander shall spot check the identification marks on the supplier’s supporting product assembly and its parts from time to time, and the supplier shall compensate the demander for ten times of the value of the parts for the parts without standard identification marks.

5.4 Without the written permission of the demander, the supplier shall not supply the accessories (including packaging and publicity materials) with any LOVOL heavy industry logo (including the special logo code specified by the demander for the supplier) to any unit or individual (including the distributor of the demander) other than the demander. Once verified, the supplier shall compensate the demander for the loss of ten times the value of the accessories, the demander has the right to deduct directly from the supplier’s payment for goods.

6. Quality assurance capability requirements of the supplier:

6.1 Establish a sound quality assurance system, and pass IS09001 quality management system certification or other quality certification recognized by the demander.

6.2 The demander can evaluate the quality assurance capability of the supplier according to the demand, and the quality assurance capability of the supplier shall reach the level of qualified supplier required by the demander.

6.3 The supplier guarantees to provide the product qualification certificate in each batch of supply or at the request of the demander (the casting shall provide the material, metallographic test report and test bar; Physical and chemical test report shall be provided for heat treatment parts; Material list or material test report shall be provided for special materials). For special or important parts, the supplier shall provide type test report or reliability test report at any time as required by the demander. The above report together with the supplier’s self-inspection record must be provided during the supplier’s sample verification. Otherwise, the supplier shall reduce the purchase price of parts by no less than 3%. The cathodic electrophoresis process shall be realized for the primer of sheet metal parts and structural parts, otherwise the product shall be deemed as unqualified.

7. Quality index requirements of the supplier’s products:

7.1 The monthly acceptance rate of parts (number of qualified parts / total supply) is 100%.

7.2 The monthly online qualification rate of parts (number of online parts - number of returned parts / number of online parts) is 100%.

7.3 There are no major and batch quality problems, quality accidents and user quality complaints caused by the supplier’s product quality.

7.4 The national authority or the quality department of the demander conducts quality supervision and spot check on the supplier’s products, and the results meet the demander’s requirements.

8. Product testing:

8.1 The supplier agrees to provide the demander with the supervision and inspection report issued by the national authority at least once a year for the parts or items that the demander does not have enough inspection means, or agree that the demander shall carry out the outsourcing inspection of the supplier’s products at least once a year; when the quality of the supplier’s products fails to meet the requirements of the technical agreement signed by both parties, or the supplier’s products have major and batch quality problems, the supplier agrees to carry out outsourcing inspection on its products. The supplier shall bear the cost of the above parts and relevant testing, and the demander has the right to directly deduct the corresponding cost from the supplier’s payment for goods.

8.2 If the demander has inspection means, but it is necessary to conduct destructive inspection or test on the parts, the supplier shall bear the cost of relevant parts.

9. Quality assurance capability evaluation:

9.1 In the evaluation of the quality assurance capability of the supplier by the demander, if the first evaluation is unqualified, the supplier shall bear the travel expenses and relevant expenses incurred in the second re-evaluation (or acceptance of the supplier’s rectification). If it is still unqualified after two evaluations, the demander has the right to cancel the supporting qualification of the supplier, and the supplier shall bear the adverse consequences.

9.2 If the supplier’s production site, production process, materials or supporting manufacturers change, it shall report to the demander in time, and the demander will re identify the products provided by the supplier.

9.3 The demander can supervise and spot check the quality control of the production process of the products supplied by the supplier at any time. If it is found that the quality control of the supplier is out of control during the spot check, the demander can ask the supplier to carry out quality rectification; If the supplier’s product quality control is seriously out of control or the supplier’s rectification is not timely, which may have a great impact on the demander’s product quality, the demander can take measures such as limiting supply, stopping supply for rectification or cancelling the supply qualification.

9.4 If the supplier meets the requirements and indicators of this contract and ranks before the supplier of similar parts in the comprehensive evaluation conducted by the demander, the demander will give priority to the supplier’s supply qualification and supply quantity; The demander will give honor or material reward to the winning unit in the annual excellent supplier selection of the demander.

10. Product quality responsibility:

10.1 If the quality of the supplier’s products fails to meet the requirements of the demander, the demander has the right to require the supplier to bear the liability for compensation according to the annex to this agreement or other relevant provisions of the demander.

10.2 The demander will timely feed back to the supplier the quality and fault problems of the supplier’s products found in the warehousing inspection, online inspection, production process control and market. The supplier shall timely handle and rectify within the time required by the demander, and feedback the rectification results to the demander. If the supplier fails to deal with and rectify the quality problems fed back by the demander within the specified time, or the quality rectification fails to meet the requirements, the demander may take measures such as limiting supply, stopping supply for rectification, and canceling the qualification of supply to the supplier, and require the supplier to bear the liability for compensation according to the annex.

10.3 If the supplier’s products cut corners, substitute inferior products for superior ones, pass inferior products off as good ones, fail to apply for inspection or be judged as unqualified products and sent to the demander’s production line, fail to use the products of the secondary supplier designated by the demander, and involve personal safety, the demander’s quality department shall, after verification, claim for the supplier’s quality reputation in accordance with the relevant provisions of the annex to this agreement.

10.4 If the demander stops production or needs to rework or repair due to the quality or fault of the supplier’s products, in order to ensure normal production, the demander has the right to arrange rework or repair on its own, and require the supplier to compensate for the relevant expenses or the loss of quality reputation. The relevant working hours and working hours expenses shall be subject to the current effective regulations of the demander, and the relevant quality records shall be subject to the records approved by the quality department of the demander.

10.5 The demander shall be responsible for the detection and inspection of parts by the local technical supervision department in the market. If the spot check is unqualified, the demander shall timely notify the supplier for coordination and handling, and the supplier shall bear all the expenses arising therefrom

10.6 If the supplier’s product quality or failure causes major, batch quality problems or quality accidents (or continuous or repeated quality problems), or causes adverse impact on the demander’s reputation due to the supplier’s reasons, or causes loss to the end user, or causes loss to the end user, or causes the user to return or replace the machine, the supplier shall bear the corresponding legal liability and compensation liability, The scope of compensation to be borne by the supplier includes but is not limited to all losses of the demander, attorney’s fees, litigation costs, travel expenses and other related expenses. Meanwhile, the demander has the right to ask the supplier to bear the compensation liability according to the annex and other relevant provisions of the demander, and can implement quality rectification, limited supply, suspension rectification, unilateral termination of supply contract and other measures to the supplier.

10.7 The supplier shall actively cooperate with the demander to deal with the product quality and fault problems reflected by the user, and shall not shirk responsibility by “user use problems” without authorization. Unless the supplier has the evidence approved by the demander to prove that the quality or fault is not caused by the supplier. Otherwise, the demander has the right to investigate the compensation liability of the supplier, and the compensation liability is the same as that specified in paragraph 6 of this article.

11. Quality claim process:

11.1 For the quality claim decision made by the demander in accordance with Article 10 of II, the demander will notify the supplier (the notification methods include but are not limited to notifying the supplier’s resident salesman at the demander’s site, e-mail or postal express, and publicizing at the demander’s designated place, etc.).Any way to reach the supplier shall be deemed that the demander has fulfilled the obligation of notice). At the same time, the supplier has the obligation to check the accounts with the demander in time, find problems, put forward and solve them in time. Otherwise, the supplier shall be responsible for the losses.

11.2 If the supplier has any objection to the quality claim decision of the demander, it shall raise a written objection to the demander within 30 days after receiving the notice from the demander, and at the same time, it shall confirm with the demander and provide sufficient evidence that the demander shall not bear the cost. If the demander confirms and agrees, the relevant cost will be re calculated. If the supplier fails to raise a written objection or confirm with the demander or provide sufficient evidence within 30 days, it shall be deemed that it agrees with the claim, and the demander can unilaterally deal with the parts with problems, and the supplier shall bear the losses and relevant responsibilities arising therefrom. Meanwhile, the supplier shall settle the quality claim with the demander within 30 days after receiving the notice. If the claim is not settled within 30 days, the demander can directly deduct the corresponding amount from the supplier’s payment for goods. If the balance of payment for goods is insufficient for deduction, the demander has the right to deduct it from the subsequent supply money of the supplier until the deduction is complete. If the supplier stops supplying goods, the demander still has the right to recover the insufficient part from the supplier, and has the right to calculate the penalty according to 0.6 ‰ / day of the amount owed.

12. Other special agreements

12.1 In case of technical change of the demander, the purchasing department of the demander shall provide the notice of product technical change to the supplier in time. The supplier shall implement the notice in time, or provide measures such as transition and substitution to the relevant department of the demander for approval. If the demander does not approve, it must implement the notice of the demander.

12.2 The supplier shall attach great importance to the quality information fed back by the demander, actively formulate measures to rectify the quality problems fed back, and provide rectification report.

12.3 For some parts supplied by the supplier, the demander can implement the factory inspection exemption according to the quality of the supplier’s parts. In addition to all the provisions in Article 1 to Article 12 of II, the inspection exemption parts shall also implement the following provisions:

12.3.1 The supplier shall take full responsibility for the quality of inspection free parts.

12.3.2 The management and quality claim of the spare parts exempted from inspection shall be implemented according to the latest factory inspection exemption management method of the buyer. The buyer’s factory inspection exemption management method of the purchased spare parts shall be the basis for the buyer to implement the spare parts inspection exemption on the supplier, which has the same legal effect as this contract, and the supplier voluntarily accepts the restriction of the management method.

Ⅲ. Service terms of supporting products

On the premise that the supplier confirms that it is familiar with and willing to abide by the relevant demander’s management system mentioned in this agreement, in order to give full play to the service resource advantages of both parties to the agreement and jointly do a good job in service work, in line with the principle of sincere cooperation and common development, on the basis of equality, voluntariness, fairness and integrity, in accordance with relevant national laws and regulations and the demander’s service policies, The following agreement is reached by both parties through consultation.

Part I: the contract of supporting products and services of entrusted services

1. Service principle

1.1 Both parties implement the service in accordance with the relevant national laws and regulations, and the supplier knows and agrees to implement the service policy of the demander unconditionally.

1.2 Benefit sharing, risk sharing and cost sharing.

1.3 The supplier fully entrusts the demander to provide three guarantee services for the supplier’s supporting products, and the service expenses (including three guarantee service fees, core parts fees, etc.) incurred by the demander in providing three guarantee services for the supplier’s supporting products shall be borne by the supplier.

1.4 The three guarantees period of the supplier’s supporting products shall not be less than the three guarantees period promised by the demander to the end user, which shall be calculated from the date when the demander delivers the complete product to the end user and issues the invoice. The supplier’s three guarantees for products shall not be less than the demander’s commitment to end users. If the state or industry and the manufacturer have higher standards for the three guarantees period and three guarantees, the high standards shall be implemented (see the annex for the three guarantees claim standard for tires). If the agreement is not clear, it shall be implemented in accordance with part III I, spare parts (raw materials) procurement terms of this contract.

1.5 The supplier’s supporting products shall be subject to the provisions in part III I, purchase terms of spare parts (raw materials) of this contract. The products not listed in the contract but actually supplied by the supplier shall be executed in accordance with this agreement before other contracts or agreements are signed by both parties.

2. Rights and obligations of both parties

2.1 Rights and obligations of demander

2.1.1 The demander is responsible for organizing and implementing the end-user service for the supplier’s products, and is responsible for the construction of service system and the scheduling and coordination of service resources.

2.1.2 When the demander is entrusted by the supplier to carry out the Three Guarantees service on behalf of the supplier, he shall be responsible to both the user and the supplier.

2.1.3 The demander shall be responsible for the corresponding expenses that are confirmed by the demander and approved by the demander in writing. If the responsibility is difficult to be defined, the user shall be compensated in accordance with the principle of “user first”, and the expenses shall be borne by both parties through negotiation.

2.1.4 The demander is responsible for the management and use of the supplier’s deposit and surplus accessories at the demander’s place, and notifies the supplier to come to clear the surplus accessories after the end of the service.

2.1.5 The demander has the right to determine the service event and service failure first, and handle or require the supplier to take corresponding measures according to the judgment.

2.1.6 The three guarantees period of the supplier’s spare parts for accessory sales shall not be less than the three guarantees period promised by the demander to the end user, and the national three guarantee standard of spare parts shall be higher than the highest standard of the enterprise standard.

2.2 Rights and obligations of suppliers

2.2.1 Handling of major events

In case of special emergency or extra-large and major quality and fault problems of supporting products that are difficult to be handled by the demander, the supplier shall handle them within 3 days in the slack season (January to April) after receiving the demander’s information, and send people to provide their own accessories to assist the demander in the busy season (May to December). Otherwise, the demander has the right to entrust a third party to handle them, the supplier shall pay the demander in advance and then recover from the supplier, and the Demander shall pay a penalty of 100000-300000 yuan each time.

2.2.2 In busy farming season, the supplier shall send service personnel (including service vehicle drivers) and service vehicles to participate in busy farming services organized by the demander according to the following terms:

The supplier will send one vehicle and one person to participate in the service if the supply amount is between 1 million yuan and 2 million yuan (excluding 2 million yuan), two vehicles and two people if the supply amount is between 2 million yuan and 5 million yuan (less than 5 million yuan), three vehicles and three people if the supply amount is between 5 million yuan and 10 million yuan (excluding 10 million yuan), four vehicles and four people if the supply amount is between 10 million yuan and 30 million yuan (excluding 30 million yuan),If the supply amount is between 30 million and 50 million yuan (excluding 50 million yuan), 5 vehicles and 5 people will be sent; if the supply amount is between 50 million and 80 million yuan (excluding 80 million yuan), 7 people and 7 vehicles will be sent; if the supply amount is between 80 million and 100 million yuan (excluding 100 million yuan), 9 people and 9 vehicles will be sent; if the supply amount is more than 100 million yuan, 10 people and 10 vehicles will be sent to participate in the busy farming service organized by the demander in that year, The supplier’s service personnel and service vehicles shall cooperate with the demander for busy farming service according to the demander’s notice.

2.2.3 Rush repair service

(1). The supplier shall establish a rush repair service organization during the busy farming period, and inform the demander in writing of the service hotline, contact person, name, age, position, current type of work and service license plate number, and vehicle condition of the service personnel participating in the busy farming period according to the demander’s time limit, so that the demander can arrange the dispatching uniformly, and the service personnel of the supplier shall obey the demander’s Dispatching in the whole process.

(2). The supplier shall bear the cost of service personnel (about 6000 yuan / person) and service vehicle (about 9000 yuan / vehicle). The dispatch time of service personnel and service vehicle of the supplier shall be subject to the notice of the demander.

(3). The supplier’s service vehicles must have vehicle driving license, operation license, business license, road maintenance fee and other procedures. The vehicles are in good condition and can undertake transportation operations. The drivers must be in good health and have driver’s license and employment qualification certificate. The service vehicle drivers must purchase third party liability insurance and be robbed or rescued, all procedures of the supplier’s service personnel and service vehicles must ensure continuous and effective throughout the busy farming service period, and the supplier shall bear the losses caused to the demander due to the supplier’s failure to fulfill the obligations of this article.

(4) If the supplier fails to complete the service with quality and quantity guaranteed or withdraws from the service in advance due to the supplier’s responsibility, the supplier shall pay the demander liquidated damages at the rate of 500 yuan / person / day and 800 yuan / vehicle / day, and the specific service time shall be subject to the notice time of the demander.

(5) If the supplier fails to send a car and send someone to participate in the agricultural service organized by the demander in time according to the provisions of this contract, it shall pay the demander the fee of 15000 yuan / Car * times, so that the demander can rent a car and hire people to maintain normal service.

(6) The supplier shall be fully responsible for traffic accidents, accidents, personal injury accidents and their joint and several liabilities caused by the service personnel or service vehicles sent by the supplier. If the Demander shall bear the expenses in advance in the process of accident handling or bear the liabilities according to legal procedures, the Demander shall bear the liabilities on behalf of the demander, The supplier shall compensate the demander for all the losses (including but not limited to the expenses paid by the demander on behalf of the demander, all the compensations paid by the demander, attorney’s fees paid by the demander to realize the creditor’s rights, litigation fees, travel expenses, etc.) within ten days after the accident is handled. If the supplier fails to return the overdue amount, the supplier shall bear the penalty of 0.6 ‰ of the total amount of the above expenses for each overdue day.

2.2.4 Accessories Service

(1) the supplier must make standard identification marks on the non-vulnerable parts (obvious identification) of its supporting products according to the requirements of the demander, and inform the demander’s quality management and Service Department of the interpretation of the marks in writing as an annex to this Agreement for the demander’s identification.

(2) The Demander shall spot check the identification marks (including assembly secondary parts) on the supplier’s supporting products from time to time. For the products without standard identification marks, the supplier shall compensate the demander according to 10 times of the value of the parts (at least 10000 yuan per batch), and list them in the list of dishonest suppliers. The surplus parts without identification and three guarantees returned from the market shall be borne by dishonest suppliers.

(3) Without the written permission of the demander, the supplier shall not supply the accessories (including packaging, publicity materials and disassembled accessories inside the assembly) with any LOVOL heavy industry logo (including the special identification code specified by the demander for the supplier) to any unit or individual (including the distributor of the demander) other than the demander. Once verified, the supplier shall pay the demander a penalty of no less than 100000 yuan, And the demander has the right to deduct directly from the supplier’s payment.

(4) The parts and components provided by the supplier to the demander must be attached with the factory certificate (or pass the inspection by the demander). The Demander shall conduct spot check on the qualification of the parts and components. If the parts and components are found to be unqualified (including wrong parts), the supplier shall compensate the demander according to 10 times of the value of the parts and components (at least 10000 yuan per batch). If the parts and components have been sent to the market and have not affected the market service, the supplier shall be responsible for the round-trip freight of the wrong parts. If the parts have been sent to the market and affect the market service, the Demander shall have the right to require the supplier to bear the penalty of RMB 15000 according to the situation affecting the market service. If the customer claims or returns the car, the Demander shall also bear the claim or return loss.

(5) The supplier shall provide a detailed list of the predicted failure rate of the supplied parts as an annex to this agreement. The parts within the predicted failure rate of the parts shall be stored in place by the supplier according to the production volume and delivered according to the demand of the demander, and the cycle is the delivery time of the parts. If the replacement rate provided by the supplier is lower than the actual failure rate of the market, the supplier shall be responsible for the failure of parts supply in time, and the Demander shall have the right to require the supplier to bear the penalty of RMB 10000-50000 according to the market service situation, and shall also bear the claim or return loss if the user claims or returns the car; If the forecast is too high, the surplus will be returned unconditionally.

(6) The supplier shall ensure that it can still provide the maintenance service parts to the demander within five years after the production of its supporting products is stopped (or the house is cleared), and the cost of replacing other parts due to the failure of the old parts shall be borne by the original supplier, otherwise the supplier shall pay the demander a penalty of not less than 50000 yuan.

(7) Both the supplier and the demander agree that the supplier shall be responsible for all the unused inventory products overstocked by the demander, and the expenses shall be borne by the supplier. If the supplier fails to return the parts within the specified time, the demander has the right to handle it by himself, and the amount after treatment will directly offset the payment for parts deposited by the supplier on behalf of the demander. At the same time, the supplier shall pay the demander 30% of the total value of the parts to be returned as liquidated damages (the price of the parts shall be calculated according to the original purchase price, if the purchase price is difficult to confirm, the supplier agrees that it shall be determined by the demander).

(8) The supplier is obliged to pack and store the spare parts according to the requirements of the demander when supplying them. If the spare parts are not packed in the warehouse, it shall be deducted by 6% of the purchase price of the spare parts.

(9) The loss of accessories caused by the technical upgrading of the demander’s products shall be borne by both parties through negotiation.

(10) The Demander shall be responsible for the detection and inspection of parts by the local technical supervision department in the market. If the spot check is unqualified, the Demander shall timely inform the supplier to coordinate and deal with it, and the supplier shall bear all the expenses arising therefrom.

(11) For the assembly parts independently developed by the supplier, the supplier must provide relevant parts, electronic parts atlas, after-sales service and parts sales according to the format required by the demander.

(12) The supplier shall carry out production according to the spare parts reserve plan of the demander, and manage according to the production cycle and distribution cycle. The spare parts that the demander has reserved in the monthly reserve shall be deemed to have given the production cycle. After the supplier receives the written demand of the demander, it is the distribution cycle of spare parts, and the supplier fails to establish the reserve according to the demander’s requirements, If the supplier fails to deliver the parts in time, it shall bear the penalty of 5000 yuan per time, and all claims arising therefrom shall be borne by the supplier.

m. After receiving the product upgrade and spare parts plan, the supplier shall start the service parts organization according to the drawing requirements and the quantity required by the demander, so as to meet the demand of market service activities. If the supplier fails to provide the spare parts according to the requirements, the demander has the right to deal with it by itself. The supplier shall bear all the expenses incurred.

(13) To deal with the urgent needs of special events in the market

① The supplier shall give priority to the supply of service parts;

② According to the requirements of the demander, the parts can be directly delivered to the service outlets. If the supplier fails to deliver the parts to the service outlets in time according to the requirements of the demander, the supplier shall bear the penalty of 5000 yuan / time, and all claims arising therefrom shall be borne by the supplier.

③ The common parts for emergency need shall be provided within 12 hours, and the special parts for emergency need shall be provided within 24 hours. If the supplier fails to provide the parts as required, the supplier shall claim 200 yuan for each delay of one hour; If the supplier fails to provide the accessories within 72 hours, the supplier shall bear the penalty of RMB 1000 for each day exceeding the time limit. Meanwhile, the demander has the right to handle the matter by himself, and the supplier shall bear all the expenses and responsibilities arising therefrom.

(14) The supplier shall provide common parts within 5 days and special parts within 7 days after receiving the demand notice from the demander; The common parts for urgent needs shall be provided within 8 hours. If they cannot be met due to special reasons, the specific time of written reply shall be given within 1 hour after receiving the plan;If the supplier fails to provide the special parts within 24 hours, the supplier will claim 200 yuan for each part delayed for 1 hour. If the supplier fails to provide the parts within 72 hours, the supplier shall bear the penalty of 1000 yuan for each day. Meanwhile, the demander has the right to deal with it by himself, and the supplier shall bear all the expenses and responsibilities arising therefrom.

2.2.5 Core removal

(1) Both parties specially confirm in this contract that the supplier shall ensure the return of all cores (including all cores beyond and within the warranty period).

(2) The supplier must return all the old parts to the demander unconditionally within one week after receiving the notice from the purchasing department of the demander (through the purchasing SRM system or by e-mail, telephone, SMS, etc.). If the time exceeds the specified time, the Demander shall be deemed as giving up the return, and the demander has the right to scrap all the old parts, the payment involved shall be directly deducted by the demander from the payment made by the supplier to the demander (Tire core return (see Annex)

(3) If the supplier has doubts about the core, the supplier shall, within one week after receiving the notice from the purchasing department of the demander (through the purchasing SRM system or through e-mail, telephone, SMS, etc.), arrange the demander to arrange professional technical personnel to participate in the core recovery identification, raise objection to the core at the core recovery site, and the technical support group shall issue treatment opinions after identification; If the supplier fails to participate in the on-site appraisal as required and fails to return the old parts within the specified time, the demander can directly dispose the old parts as scrap.

(4) For the old parts without identification mark, the Demander shall inform the supplier to return them. The supplier shall confirm and return them on its own initiative in time. For the parts not confirmed by the supplier, the Demander shall confirm the responsible unit according to the production process characteristics of the products. For the old parts confirmed by the demander as the supplier according to the production process characteristics of the products, the supplier must return them all, And pay the demander 10 times of the original purchase price of this batch of cores (minimum 10000 yuan per batch)

(5) The supplier undertakes not to recover the physical parts of the core of the export machine, and claims for the expenses from the supplier based on the photos of the core, claim data and ex warehouse voucher provided by the demander, including the cost of parts and freight (see the annex for the standard).If the supplier really needs to recover the core, it shall provide written materials, and the supplier shall bear all the expenses such as the freight, customs declaration fee and customs clearance fee for the return of the core.

2.2.6 Service fee

Service fee refers to the fee incurred by the demander for the warranty service of the supplier’s products in accordance with this agreement (The supplier shall select different service settlement methods according to the service objects of different products, and mark “√” in the following options

√ Content of expense settlement:

According to the actual settlement, service fee = maintenance (including mileage fee + working hour fee + surcharge of demander service provider) * 1.3.

Core refund amount:

√ ¨Core return: according to the buyer’s actual number of returned core multiplied by the corresponding parts purchase price (if the parts purchase price is subject to confirmation, the supplier agrees to be determined by the buyer) * 1.33 (add 33% of the parts management fee on the basis of the parts purchase contract price).

Non return of old parts: check and collect according to the actual quantity of the demander multiplied by the purchase price of corresponding parts (if the purchase price of parts is difficult to confirm, the supplier agrees that it shall be determined by the demander) * 1.25 (add 25% of the parts management fee on the basis of the parts purchase contract price), and the Demander shall return the residual value of the parts to the supplier.

① Maintenance fee: check and collect according to the fee details settled by the demander’s CRM software management system to the demander’s service provider;

② Parts management fee: including new and old parts management fee and freight. If the old parts are returned, it will be charged according to 33% of the purchase price of parts, and if the old parts are not returned, it will be charged according to 25% of the purchase price of parts.

In addition, core fee and service fee shall be implemented as follows:

(1) The supplier agrees that the Demander shall directly deduct the corresponding core fee and three guarantees service fee from the supplier’s payment for goods.

(2) The supplier shall send personnel to the demander every month to confirm the Three Guarantees service fee and core parts fee. The supplier shall put forward the settlement notice in writing within 10 days after receiving the settlement notice from the demander, which shall be confirmed by the demander in writing. Failure to reply to the confirmation beyond the time limit is equivalent to the supplier’s automatic confirmation.

(3) The supplier shall timely confirm the service fee of the supplied parts in CRM system according to the settlement method of the demander’s service fee. The longest confirmation time is 72 hours. If it is not confirmed for more than 72 hours, it shall be deemed that the supplier automatically confirms and agrees to the demander’s deduction.

(4) When the supplier confirms the claim form in the CRM system, it should be confirmed based on the principle of seeking truth from facts. If the confirmation opinion does not conform to the actual situation or uses uncivilized language for confirmation, the demander will claim for the supplier according to the standard of 10000 yuan per claim form.

(5) The transfer maintenance service fee (man hour fee, mileage fee, material fee and other related fees) shall be charged at 50% of the actual cost;

(6) The service fee, working hour fee and mileage fee for two-year three guarantee vehicles are charged according to claim coefficient 1, and the core cost is charged according to claim coefficient 1.

(7) In case of vehicle rollover, fire and other major events in the market, and the responsibility of faulty parts cannot be effectively determined, the maintenance cost and material cost incurred shall be charged according to the claim coefficient 1.

The supplier pays for the demander’s service fee: lump sum settlement

The supplier shall pay the demander’s service fee (including core fee and three guarantees service fee). The Three Guarantees service fee shall be settled in a lump sum manner, and the lump sum proportion shall be% of the supplier’s supply amount.

In addition, the core charge shall be implemented as follows:

(1) If the market failure rate of the products supplied by the contract supplier exceeds the failure rate specified in the contract, the mode of charging service fee according to the actual situation will be changed, and the claim for quality reputation will be made simultaneously for the special major failure.

(2) The amount of old parts returned: = the actual number of old parts returned by the demander multiplied by the purchase price of corresponding parts (if it is difficult to confirm the purchase price of parts, the supplier agrees that it shall be determined by the demander) * 1.33 (add 33% of the parts management fee on the basis of the parts purchase contract price).Parts management fee: including new and old parts management fee, freight and packaging fee, which is charged by 33% of the purchase price of parts.

(3) The supplier agrees that the Demander shall directly deduct the corresponding core fee and three guarantees service fee from the supplier’s payment for goods.

(4) The supplier shall send personnel to the demander every month to confirm the Three Guarantees service fee and core parts fee. The supplier shall make a written proposal within 10 days from the date of receiving the settlement notice from the demander and the Demander shall confirm it in writing. Failure to reply for confirmation beyond the time limit is equivalent to the supplier’s automatic confirmation

3. Other agreements

3.1 Technical quality information exchange

3.1.1 When the supplier has the obligation to supply the goods, the supplier shall provide the demander with the relevant technical data such as the operation manual of the supporting products, the improvement of the technical quality, the change management of the breakpoint of the parts, the training wall chart, the explanation of the product identification, the electronic atlas, the secondary list of the assembly, etc.

3.1.2 The supplier shall provide the demander with the quality appraisal standards of its supporting products and be responsible for providing necessary special appraisal and maintenance tools.

3.1.3 The supplier guarantees that its supporting products will not infringe the intellectual property rights and other legitimate rights and interests of others. If the demander is held responsible by a third party for the supplier’s supporting products, the supplier shall bear the responsibility and all costs.

3.1.4 In case of major and batch quality problems of the supplier’s supporting products, the demander shall make a response plan within the first time after notifying the supplier, communicate with the demander in time, and the demander shall be responsible for the implementation.

3.2 Damages

All losses (including but not limited to the infringement damages of the demander to the third party caused by the use of the accessories with quality problems of the supplier) caused by the quality and failure of the supplier’s supporting products shall be borne by the supplier, and the demander shall have the right to recover from the supplier after compensation. The scope of compensation includes but is not limited to all losses of the demander, attorney’s agency fees, litigation costs, working hours, travel expenses, communication costs, wages, accessories costs, transportation costs, etc. the specific accounting standards shall be implemented according to the relevant provisions of the demander in the same period.

3.3 Batch quality accident

During the validity period of the contract, the failure rate of the supplier’s supporting products exceeding the failure rate specified in the appendix is a batch quality accident. In case of a batch quality accident of the supplier’s supporting products, the supplier shall bear the normal service cost, and the demander shall claim for the part exceeding the standard according to twice the actual cost, and the scope of compensation shall be the same as that specified in the preceding paragraph.

3.4 Quality reputation claim

In case of user complaints, news media exposure, user car return, car change, personal injury or other property loss caused by the supplier’s product quality and fault problems, as well as batch quality problems, the supplier shall not only bear the normal service costs, but also pay according to the original contract part III, II, Quality assurance clause and claim for product quality reputation according to the quality claim method of supporting products of the demander.

3.5 If the core cost is difficult to calculate for various reasons and both parties fail to reach an agreement, the Demander shall have the right to calculate the core cost within 2% of the supplier’s supply amount. If both parties agree otherwise, it shall be handled according to the relevant agreement.

3.6 The demander has the right to directly deduct the compensation, penalty and service fee borne by the supplier according to this agreement.

Part II: service agreement of engine supporting products

On the premise that the supplier confirms that it is familiar with and willing to abide by the relevant demander’s management system mentioned in this agreement, in order to give full play to the service resource advantages of both parties to the agreement and jointly do a good job in service work, in line with the principle of sincere cooperation and common development, on the basis of equality, voluntariness, fairness and integrity, in accordance with relevant national laws and regulations and the demander’s service policies, The following agreement is reached by both parties through consultation.

1. Foundation of cooperation

1.1 The supplier has independent service network, and has the ability to do a good job in terminal customer service.

1.2 The three guarantees period of the engine shall not be lower than the national standard, one year for the whole engine, two years for the important parts, and no less than the first operation season for starters, generators and four supporting facilities (three months for road transportation). The three guarantees period is calculated from the date when the end user purchases the complete machine and issues the invoice. The supplier’s three guarantees for products shall not be less than the demander’s commitment to end users. If the state or the industry and the manufacturer have higher standards for the three guarantees period and the Three Guarantees, the high standards shall be implemented.

2. Rights and obligations

2.1 Rights and obligations of demander

2.1.1 In order to provide quality service for users more effectively and timely, the demander has the right to replace the engine and its accessories and provide three guarantees service on behalf of the supplier. Accessories include starter, generator, fan, water pump, oil pump, etc.

2.1.2 The demander shall be responsible for providing the supplier with the operation standard of terminal customer service (see the annex) and the market service discipline (see the annex), which shall be observed by both parties.

2.1.3 When the supplier puts forward the demand for collaborative service, the demander is responsible for coordinating the service resources and assisting the supplier to complete the handling of service events.

2.1.4 The demander has the right to claim for the supplier’s failure to provide the Three Guarantees service in time and meet the requirements of the agreement, and investigate the supplier’s liability for breach of contract.

2.1.5 The demander has the right to take temporary emergency measures to directly provide three guarantee services for customers in case the supplier does not provide three guarantee services or the service is not in place. After the end of the service, the demander has the right to claim against the supplier, and the supplier shall bear the liability for breach of contract.

2.1.6 The demander has the obligation to provide the supplier with the demand plan of the accessories listed in Item 1 of this article two weeks before the service starts, and the supplier shall organize the accessories to be in place in time according to the plan.

2.1.7 At the request of the supplier, the Demander shall evaluate the service personnel of the supplier regularly and feed back the evaluation results to the supplier in time. The demander has the right to require the supplier to replace the unqualified service personnel.

2.1.8 The Demander shall have the right to determine the service event and service failure first, and require the supplier to take corresponding measures according to the judgment situation, and implement in accordance with the relevant provisions of the administrative measures for the determination, treatment and fee transfer of service failure main engine factory.

2.2 Rights and obligations of suppliers

2.2.1 The supplier is responsible for providing terminal on-site service for all products supplied to the demander.

2.2.2 The supplier promises to provide limited time service. The limited time service requires that the fault be solved within 6 hours; the complex fault be solved within 12 hours; the difficult fault be solved within 24 hours. The fault classification standard is shown in the attachment

2.2.3 The supplier must provide terminal service according to the time limited service requirements of the demander to ensure service efficiency.

2.2.4 In the process of service operation, the supplier shall implement the principle of “handling before investigating the cause”, that is, the supplier shall not refuse to serve the user or delay the service for any reason.

2.2.5 The supplier shall follow the end customer service operation standard (see Annex) and market service discipline (see Annex) provided by the demander

2.2.6 The supplier shall provide the demander with service network, accessory supply network, communication mode of service principal and relevant information”

2.2.7 The supplier shall set up a 24-hour service command organization, and the service command center of the well and the Demander shall be linked (The specific information transmission process is shown in the annex.)

2.2.8 The supplier shall not make any explanation unfavorable to the demander when providing services for the demander. When the supplier meets the failure caused by non supplier’s products during the on-site service, but the parts associated with the supplier’s products have problems, the supplier shall try its best to provide service for the user. For the failure without maintenance ability, the supplier shall inform the service command center of the demander at one time, and shall not shirk responsibility to the user.

2.2.9 For customers beyond the three guarantees period, the supplier shall guarantee to provide sufficient quantity and reasonable price of accessories.

2.2.10 For difficult problems, the supplier shall interact with the demander to solve them through joint consultation, and shall not deal with them without authorization.

2.2.11 The supplier shall feed back the handling method and result to the demander within 1 hour after the service event delivered by the demander is handled.

2.2.12 The supplier is responsible for providing sufficient spare parts in time according to the spare parts demand plan proposed by the demander.

2.2.13 The three guarantee period of various parts announced by the supplier shall be the same as or higher than the relevant three guarantee period of the demander, and shall not be lower than the three guarantees period of the whole machine of the demander.

3. Other service matters

3.1 The service fee paid by the supplier to the Demander shall be% of the actual supply amount in the current year (including basic service fee, training fee, etc.), and the settlement method of service fee shall be all inclusive. Both parties shall settle once a quarter, and the supplier agrees that the demander can directly deduct it from the payment for goods of the supplier. For the individual claim for batch quality problems, the specific claim method shall be implemented in accordance with Article 3.3 of part I of III.

3.2 Other agreements

3.2.1 In case of user complaint, news media exposure, user car return, car change, personal injury or other property loss caused by the supplier’s refusal of service or inadequate service or product quality failure, as well as batch quality problems, the supplier shall not only bear the normal service costs, but also secretly compensate the demander for all losses, including but not limited to the demander’s actual losses. At the same time, claim for product quality reputation shall be made in accordance with part III II of this contract, quality assurance terms and the quality claim method of supporting products signed by both parties. Travel expenses

3.2.2 In the statistical period (one year), if the failure rate of the supplier’s supporting products exceeds the failure rate specified in the appendix, it is a batch quality accident. In case of a batch quality accident of the supplier’s supporting products, the supplier shall undertake the normal service guidance, and the Demander shall claim for the part exceeding the standard according to twice of the actual cost, and the scope of compensation is the same as that specified in the preceding paragraph

3.2.3 It is strictly forbidden for the supplier to visit, overhaul, train and other activities to the service providers and customers without permission. It is necessary to file with the service management section of the service management department of the customer service center in advance, and carry out the corresponding safety and service operation standardization training only after it gives a reply. If it fails to comply with the provisions, it will claim 50000-100000 yuan to the corresponding supplier each time.

4. Liability for breach of contract

(1) Neither party shall terminate this agreement in advance without the consent of both parties unless there are legal reasons or the cooperation relationship is terminated by both parties. Otherwise, it will compensate the other party for the economic losses caused.

(2) If the supplier fails to complete the service according to the time limit service requirements, the supplier who delays the service for 12 hours shall bear the penalty of 5000 yuan / time, the supplier who delays the service for 24 hours shall bear the penalty of 30000 yuan / time, and the supplier who delays the service for more than 48 hours and causes user complaints shall bear the penalty of no less than 50000 yuan / time according to the consequences of the event.

(3) For the special service event that the demander takes emergency measures to deal with because the supplier refuses to serve the user or fails to provide service in place within the time required by the demander, the supplier shall, in addition to bearing all the expenses incurred by the demander, pay the demander a penalty of no less than 50000 yuan / time according to the consequences of the event.

(4) The supplier hereby agrees that the demander can directly deduct the penalty or compensation from the supplier’s payment.

Demander: SEAL		Supplier: SEAL
LOVOL Heavy Industry Co., Ltd		Shandong Hongli Special Section Tube Co., Ltd.
LOVOL ABOS Weifang Agricultural Equipment Branch

Legal Representative:	/s/ Liuru Wei	Legal Representative:	/s/ Peng Han

Contact Person		Contact Person

Date: January 1, 2020		Date: January 1, 2020